CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report on Dreyfus Premier Emerging Markets Fund dated July 18, 2008, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-58248 and 811-7502) of Dreyfus International Funds, Inc.

ERNST & YOUNG LLP

New York, New York September 22, 2008